UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) June 23, 2011
UNITED AMERICAN HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	001-11638	38-2526913

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 East Wacker Drive, Suite 1200 Chicago, Illinois	60601

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (313) 393-4571
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.
On June 23, 2011, registrant United American Healthcare Corporation (the “Company”) entered into a Reimbursement Agreement and Mutual Release (the “Reimbursement Agreement”) with various parties (collectively, the “Parties”), including Strategic Turnaround Equity Partners, L.P. (Cayman), a Cayman Islands limited partnership (“STEP”), Bruce R. Galloway (“Galloway”), St. George Investments, LLC, an Illinois limited liability company (“St. George”), John M. Fife (“Fife”), and several of their respective affiliates. St. George is controlled by Mr. John M. Fife, who is our Chairman, CEO and President.
Under the Reimbursement Agreement, the Parties agreed to dismiss the litigation between them in the U.S. District Court for the Eastern District of Michigan, the Circuit Court for Wayne County, Michigan, and the Michigan Court of Appeals, as well as to release each other from liability in connection with any issue related to the litigation, in exchange for payments of $5,000 by each of the Company and St. George to STEP (for a total of $10,000). The Parties filed a Joint Stipulation of Dismissal on June 27, 2011.
As part of the Reimbursement Agreement and as further consideration for the releases, STEP, its principals and affiliates, including Galloway, agreed that for 20 years they would not (i) purchase any shares of common stock of the Company (“Common Stock”), (ii) take any insurgent action against the Company, engage in any type of proxy challenge, tender offer, acquisition or battle for corporate control with respect to the Company, (iii) initiate any lawsuit or governmental proceeding against the Company, its affiliates or any or their respective directors, officers, employees or agents, or (iv) take any action that would encourage any of the foregoing.
In addition, under the Reimbursement Agreement, each of the Company and St. George agreed to reimburse STEP in the amount of $225,409.64 (for a total of $450,819.27) for expenses incurred by STEP, Galloway and their affiliates in connection with the proxy contest for the election of directors to the Company’s Board of Directors (the “Board”) in 2010. St. George paid $225,409.64 in cash on June 27, 2011. The payment of $225,409.64 by the Company is payable from the proceeds of the sale of artwork owned by the Company. However, the Company’s payment obligation will be due and payable upon the occurrence of the earlier of (i) the Company’s receipt of at least $225,409.64 from an escrow held in the State of Tennessee, (ii) a refinancing of the Company’s credit facility with Fifth Third Bank dated March 31, 2009, as amended, or (iii) June 12, 2012.
In connection with the Reimbursement Agreement, Galloway resigned from the Board, on June 23, 2011, effective immediately.
In addition, in connection with the Reimbursement Agreement, on June 24, 2011, St. George purchased 774,151 shares of the Common Stock owned by STEP, Galloway and their affiliates at a price of $0.20112 per share for a total purchase price of $155,697.25 (the “Stock Purchase”).
Finally, pursuant to the Waiver Agreement dated June 23, 2011, between St. George, the Company, STEP, Galloway and others, STEP, Galloway and their affiliates agreed to sell in the open market within 30 days all of their shares of the Company’s common stock that were not purchased by St. George. After this 30-day period, STEP, its principals and affiliates, including Galloway, will own no Common Stock and are prohibited from owning Common Stock for 20 years in the future.

Item 8.01	Other Events.
On June 27, 2011, St. George exercised its right to convert, into newly issued Common Stock, the entire $400,000 principal amount, plus $4,383.56 in accrued interest, of the Convertible Promissory Note (the “Note”) issued by the Company to St. George, as disclosed in the Company’s Current Report on Form 8-K filed on May 18, 2011. Based on the conversion price of $0.20112 per share set forth in the Note, the Company issued 2,010,658 new shares of Common Stock to St. George. This issuance increased the total number of issued and outstanding shares of Common Stock from 9,807,108 to 11,817,766 shares.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2011	UNITED AMERICAN HEALTHCARE CORPORATION
	By:	/s/ John M. Fife
		Name:	John M. Fife
		Title:	President and Chief Executive Officer